AMREIT MONTHLY INCOME & GROWTH FUND IV, L.P.

AMENDMENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP

This AMENDMENT NO. 1 TO AGREEMENT OF LIMITED PARTNERSHIP (this “Amendment”) dated as of December 7, 2006, is entered into by and between AmREIT Monthly Income & Growth IV Corporation (the “General Partner” and, in its capacity as a holder of Units, a “Limited Partner”) and AmREIT (the “Initial Limited Partner” and, in its capacity as a holder of Units, a “Limited Partner”).

WITNESSETH:

WHEREAS, the General Partner and the Initial Limited Partner entered into that certain Agreement of Limited Partnership on November 15, 2006 (the “Agreement”), relating to the management of AmREIT Monthly Income & Growth Fund IV, L.P. as more specifically provided therein;

WHEREAS, the General Partner has purchased Units, thereby becoming a Limited Partner; and

WHEREAS, pursuant to and in accordance with Article XII of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment.

NOW THEREFORE, in consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.           Defined Terms; References.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.  Each reference to “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall, after the date hereof, refer to the Agreement as amended hereby.

2.           Waiver.

For the purposes of this Amendment, the Limited Partners irrevocably waive the requirements set forth in Section 12.1(b) of the Agreement, including without limitation, the requirement of notice and statement of purpose of the amendment to be delivered to the Limited Partners by the General Partner.

3.           Amendments.

2.1           The following defined term shall be added to Article II immediately following the defined term “Capital Contribution”:

“‘Casa Linda Loan’ shall mean a loan to the Partnership to facilitate the Partnership’s acquisition of equity interests in a joint venture formed to acquire Casa Linda Plaza located at North Bruckner Blvd and Garland Road, Dallas, Texas 75218.”

2.2           Section 5.3(a)5. of the Agreement is hereby amended and replaced in its entirety with the following:

“other than the Casa Linda Loan, incur indebtedness on behalf of the Partnership in an amount greater than 75% of the Partnership’s cash and cash equivalents plus the aggregate market value of the Projects, which market values shall be determined by the General Partner based on a capitalization rate approval applied to the net operating income of the Projects;”

3.           Titles and Headings.

The headings in this Amendment are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Amendment.

4.           Severability.

The invalidity of any portion of this Amendment shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by law.

5.           Counterparts and Recognition of Facsimile Signatures.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.  Additionally, the parties acknowledge and agree that a facsimile signature to this Agreement will be recognized and accepted as an original signature.

6.           Governing Law.

The parties agree that this Amendment shall be governed by the provisions of Section 13.8 of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 to Agreement of Limited Partnership as of the date first written above.

AMREIT MONTHLY INCOME & GROWTH IV CORPORATION

By:	/s/ Chad C. Braun
Chad C. Braun
Vice President, Chief Financial Officer, Secretary and Treasurer

AmREIT

By:	/s/ H. Kerr Taylor
H. Kerr Taylor
Chairman, Chief Executive Officer and President